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                          November 12, 2021

       Mitchell L. Gaynor
       Chief Administration and Legal Officer
       Marvell Technology, Inc.
       1000 N. West Street, Suite 1200
       Wilmington, Delaware 19801

                                                        Re: Marvell Technology,
Inc.
                                                            Form S-4
                                                            Filed November 5,
2021
                                                            File No. 333-260832

       Dear Mr. Gaynor:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6001 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing